Exhibit 5.1

TRIEU LAW, L.L.C
811 Charlie Dr.,
Gretna, Louisiana 70056
Tel: 504-390-2046  Fax: 504-393-6696

August 7th, 2008

Great Walll Builders Ltd.,
2624 Fountainview #115B
Houston, Texas 77056

Re: Great Wall Builders Ltd., Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended ( “Act”), filed by Great Wall builders Ltd., a Texas Corporation (“Company”), with the Securities and Exchange Commission. The Registration Statement related to the offer and sale by the selling stockholders named therein of up to 1,968,000 shares of common stock, par value $0.00001 per share ( the “ Common Stock”), of the Company.

We have examined the originals, or photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the Common Stock outstanding on the date hereof that are being registered for resale by the selling stockholders of the Company are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are the category of persons whose consent is required under Section 7 of the Act, or the rules and regulation of the Securities and Exchange Commission.

/s/ Connie P. Trieu

Trieu Law, L.L.C.
Connie P. Trieu